U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Ehley                             Glenn                  R.
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   (Last)                           (First)             (Middle)

  c/o AirNet Communications Corporation
  100 Rialto Place, Suite 300
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                                    (Street)

  Melbourne                          FL                  32901
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


  AirNet Communications Corporation (ANCC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


  March 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     VICE PRESIDENT OF SALES & MARKETING
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                           03/22/00      M               23,230       A     $1.328
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Common Stock                           03/22/00      M                2,031       A     $3.319     41,301          D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Employee Stock
  Option (Right                                                                Common
  to Buy)           $1.328    03/22/00  M           6,467    Immed.  02/19/08  Stock     6,467             0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M              76    Immed.  08/08/00  Stock        76             0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M              33    Immed.  10/20/00  Stock        33             0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M              23    Immed.  09/23/01  Stock        23             0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M              76    Immed.  10/01/01  Stock        76            0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M             290    Immed.  07/02/02  Stock       290            0
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $1.328    03/22/00  M           1,922      (1)   02/19/08  Stock     1,922        1,917         D
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M             208      (1)   04/16/02  Stock       208          209         D
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $1.328    03/22/00  M          12,204      (2)   02/19/08  Stock    12,204        12,201        D
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $3.319    03/22/00  M           1,325      (2)   08/22/02  Stock     1,325         1,325        D
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Employee Stock
  Option (Right                                                                Common
  to Buy)           $1.328    03/22/00  M           2,637      (3)   02/19/03  Stock     2,637         7,909        D
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

Explanation of Responses:

(1) The option vests in four equal annual installments beginning April 16, 1998.

(2) The option vests in four equal annual installments beginning August 22, 1998.

(3) The option vests in four equal annual installments beginning February 19, 1999.


         /s/ Glenn R. Ehley                                   April 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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